CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-266830 on Form S-3 and Registration Statement Nos. 333-266793 and 333-259968 on Form S-8 of our report dated March 16, 2023, relating to the consolidated financial statements of Cyxtera Technologies, Inc. appearing in the Annual Report on Form 10-K of Cyxtera Technologies, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Miami, Florida
March 16, 2023